UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/18/2005

The Laclede Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16681

MO	74-2976504
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

720 Olive Street, Saint Louis, MO 63101
(Address of principal executive offices, including zip code)

314-342-0503
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 18, 2005, the Board of Directors of The Laclede Group, Inc. established the performance criteria that will be used to determine the amount of the awards under the Mangement Bonus Plan for performance in fiscal year 2006. The key performance indicators for the corporate objectives are based on pre-determined levels of earnings per share, the customer satisfaction ranking among peer companies derived from an annual gas residential customer satisfaction survey by an independent third party, and the aggregate attainment level of all participants' individual objectives. In October 2006, the corporate and individual performance in the fiscal year ended September 30, 2006 will be reviewed and measured against those indicators. Approximately 33 employees are eligible to participate in the plan in 2006. Participants are eligible to earn a cash award expressed as a percentage of the participant's annual base salary at the start of the performance period. Contingent upon performance, actual payout percentages of the top five executive officers range from 0-75% for D.H. Yaeger; 0-60% for each of K.J.Neises, R.E.Shively, and B.C.Cooper; and 0-45% for M.C.Darrell.

Item 7.01.    Regulation FD Disclosure

On November 18, 2005, the Company issued the attached press release.

Item 8.01.    Other Events

On November 18, 2005, Mr. Edward L. Glotzbach, an independent member of the Board of Directors, was appointed chairman of the Audit Committee. The Board has determined that he is an audit committee financial expert. Mr. Glotzbach was appointed to fill the chair position after the untimely death of the prior chairman, Mr. C. Ray Holman, on November 4, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Laclede Group, Inc.

Date: November 18, 2005	By:	/s/ Douglas H. Yaeger
Douglas H. Yaeger
Chairman of the Board, President and Chief Executive Officer